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                                                                   EXHIBIT 11.1

                       THE GOOD GUYS, INC. AND SUBSIDIARY
                       STATEMENT SETTING FORTH COMPUTATION
                          OF EARNINGS (LOSS) PER SHARE
                      (In thousands except per share data)


                                                                                               June 30,             June 30,
                                                                                                 1997                 1996
                                                                                               ---------            ---------

Net income (loss)                                                                              $ (4,146)            $ (3,434)

1.  As presented in the 10-Q:
    Shares used in per share computation                                                         13,620               13,476

    Net income (loss) per common share and common share equivalents                            $  (0.30)            $  (0.25)
                                                                                               =========            =========
2.  Computation of primary and fully diluted earnings
    (loss) per share including common stock equivalents

     a)    Primary earnings (loss) per common share

           Weighted average number of shares:
           Common stock(A)                                                                       13,620               13,476
           Stock options(B)                                                                          22                   81
                                                                                               ---------            ---------
           Total                                                                                 13,642               13,557

           Primary earnings (loss) per share                                                     $(0.30)              $(0.25)
                                                                                               ---------            ---------
     b)    Fully diluted earnings (loss)
           per share

           Weighted average number of shares:
           Common stock(A)                                                                       13,620               13,476
           Stock options(B)                                                                          22                   81
                                                                                               ---------            ---------
           Total                                                                                 13,642               13,557

           Fully diluted earnings (loss) per share                                               $(0.30)              $(0.25)
                                                                                               =========            =========
(A)    The weighted average number of common shares outstanding during the quarter has been computed by taking the number of days each share is outstanding and dividing by the number of days in the quarter.

(B) Stock options used in the primary earnings (loss) per share are calculated using the average market price. Stock options in fully diluted earnings (loss) per share are calculated using the higher of the ending market price or the average market price.


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